Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 19, 2025, relating to the financial statements of Grief, Inc. and the effectiveness of Greif, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-KT of Greif, Inc. for the year ended September 30, 2025.

/s/ Deloitte & Touche LLP

Columbus, Ohio
January 9, 2026